WHITESTONE REIT
RE: 2018 ANNUAL MEETING OF SHAREHOLDERS
May 17, 2018

Dear Shareholder:

Please accept our thanks for sending in your White Proxy Card.

To avoid any possible dispute as to the validity of your proxy for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed additional White Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This White Proxy Card will automatically revoke any previously granted proxy when it is returned.

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Your previous White Proxy Card was unsigned. (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such on the White Proxy Card.)

☐	Your previous White Proxy Card was undated. (Please date, sign and return the enclosed White Proxy Card in the enclosed envelope.)

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Your previous White Proxy Card omitted your title or authority. (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such on the White Proxy Card.)

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Your previous White Proxy Card, as signed, did not conform to the name shown on the proxy. (Please date and sign the enclosed White Proxy Card exactly as the registration appears on the proxy, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate his/her capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

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Your previous White Proxy Card was not signed by all joint owners. (If shares are registered in the name of more than one person, each such person should sign the enclosed White Proxy Card. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

☐	Your previous White proxy, as marked, did not clearly specify your instructions. Please sign, date and clearly mark your White Proxy Card.

☐    Other____________________________________________________________________
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Since time is of the essence, we encourage you to vote your shares by telephone or Internet by following the simple instructions on the enclosed White Proxy Card. Otherwise, we would greatly appreciate your signing, dating and returning the enclosed White Proxy Card as soon as possible in the envelope provided. If you have any questions, please call Innisfree M&A Incorporated, the firm assisting us, toll-free at (877) 750-0502. Once again, we greatly appreciate your support.

Sincerely,

Whitestone REIT